Exhibit (h)(8)

AMENDMENT NO. 2 TO

FUND ACCOUNTING AGREEMENT

AMENDMENT made as of the 11th day of December, 2007 (“Amendment”), among PROFUNDS, a Delaware business trust (the “Trust”), and CITI FUND SERVICES OHIO, INC. (“CITI”), a Delaware corporation formerly known as BISYS Fund Services Ohio, Inc. to that certain Fund Accounting Agreement between Citi and the Trust dated January 1, 2004, as amended by Amendment No. 1 dated December 15, 2004 and as amended as of the date hereof (as amended, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, Citi performs certain fund accounting services for the portfolios of the Trust (the “Funds”);

WHEREAS, the Agreement provides for a certain fee waiver (the “Fee Waiver”) for the New Funds (as defined in Schedule D of the Agreement);

WHEREAS, the parties have agreed to remove the Fee Waiver, and to amend the terms of the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trusts and Citi hereby agree as follows:

1.	Amendment.

Schedule D of the Agreement, shall be amended by deleting in its entirety the following:

“Notwithstanding the foregoing Base Fee and Asset-Based Fees, the monthly allocation of the fund accounting fee applicable to any Funds established after the date of this Agreement (“New Funds”) shall be subject to the following waivers during the months immediately following their commencement of operations, during the ongoing term of this Agreement, provided that no termination notice has been given:

Month	Rate of Waiver
0-3	100%
4-6	50%
7 and beyond	Waiver no longer applies

All fee waivers shall terminate upon the giving of any termination notice.”

2. Representations and Warranties.

(a) The Trust represents (i) that it has full power and authority to enter into and perform this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board of the Trust (the “Board”), and (iii) that the Board has approved this Amendment.

(b) Citi represents that it has full power and authority to enter into and perform this Amendment.

3. Effective Date.

This Amendment shall be effective as of January 1, 2008.

4. Miscellaneous.

(a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

PROFUNDS

By: /s/ Louis M. Mayberg

Name: Louis M. Mayberg

Title: President

ACCESS ONE TRUST

By: /s/ Louis M. Mayberg

Name: Louis M. Mayberg

Title: President

CITI FUND SERVICES OHIO, INC.

By: /s/ Fred Naddaff

Name: Fred Naddaff

Title: President